Exhibit 10.8

October 28, 2020
Marc G. Naughton
Executive Vice President and Chief Financial Officer
2800 Rockcreek Parkway
North Kansas City, Missouri 64117

Re: Your Departure from Cerner
Dear Marc:
This letter agreement outlines the terms of the agreement between you and Cerner Corporation (“Cerner”) regarding your departure from Cerner to be effective on March 31, 2021.
•Transition and Timetable. From now until the earlier of March 31, 2021 or the start date of your successor as Chief Financial Officer for Cerner, you will continue to serve as the Executive Vice President and Chief Financial Officer for Cerner. Unless otherwise agreed between you and Cerner, your departure from Cerner will be effective March 31, 2021.
As agreed, the search for your successor will commence immediately. From the date your successor commences as Chief Financial Officer for Cerner through March 31, 2021, you will assist as needed with the smooth and effective transition of your duties to such successor (interim or permanent), including completing a transition and knowledge transfer document or other artifacts in such form that is reasonably satisfactory to the Cerner Chief Executive Officer, and to perform such other work within the scope of your current responsibilities as Executive Vice President and Chief Financial Officer as may be directed by the Cerner Chief Executive Officer.
•Communication Plan. You and Cerner will work together to create a mutually-agreeable communication plan related to your departure. The communication plan would include the filing of a current report on Form 8-K within four days of execution of this letter agreement, as well as messages that will cascade to various audiences commencing upon execution of this letter agreement.
•Salary. Cerner will continue to pay your current salary on Cerner’s regular paydays and continue your current benefits coverage through March 31, 2021.
•CPP Payments. You will remain eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan (“CPP”) through the first fiscal quarter of 2021. Calculations and payments under the CPP for Q4 2020 and Q1 2021 shall be governed by the CPP and based on the actual CPP metrics achieved or not achieved for such quarters. Any amounts earned will be paid to you in accordance with Cerner’s regular CPP payment schedule.

October 28, 2020

•Separation Benefits. In conjunction with your departure and subject to your execution and non-revocation of the attached Separation Agreement (the “Separation Agreement”) on March 31, 2021, Cerner will provide you with the separation benefits as specified in the Separation Agreement. Cerner promises to provide an identical execution version of the Separation Agreement to you with the amount populated in paragraph 1.B. no later than March 1, 2021. Each party promises to execute the Separation Agreement on March 31, 2021 or such earlier date mutually agreed between the parties. Such paragraph 1.B. biweekly amount will be calculated, and paid for two years, based upon the following formula: (i) your current annual base salary ($620,000); (ii) the average of the annual cash bonus paid to you for fiscal years 2018, 2019 and 2020; plus (iii) the difference between the monthly COBRA continuation premium for you and your partner, spouse or dependents under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage. Subject to your execution and non-revocation of the Separation Agreement, on the Effective Date of the Separation Agreement (as defined therein), Cerner will, with respect to each of your outstanding equity awards as of this date, October 28, 2020, relating to Cerner common stock (each a “Cerner Equity Award”): (i) fully vest each Cerner Equity Award that is an outstanding unvested stock option (and you shall have the earlier of one year from the date of your termination and the balance of the original option term to exercise such option); (ii) fully vest each Cerner Equity Award that is an outstanding unvested time-based Restricted Stock Unit (“RSU”); and (iii) fully vest each Cerner Equity Award that is an outstanding unvested Performance Stock Unit (“PSU”), including the RSUs and PSUs granted to you on April 29, 2019 and April 30, 2020, assuming a 100% of target level of achievement.
•If you choose not to sign the attached Separation Agreement, the terms of your departure will be governed by your Employment Agreement dated November 16, 1992, as amended by your Cerner Executive Severance Agreement dated September 11, 2017.
•This letter agreement shall be binding on any successors or assigns of Cerner.

October 28, 2020

By signing below, we each acknowledge this as a binding agreement.

Sincerely,

/s/ Brent Shafer
Brent Shafer
Chief Executive Officer

Accepted and Agreed:

/s/Marc G Naughton
Marc G. Naughton

SEPARATION AGREEMENT
This Separation Agreement (“Separation Agreement”), is made by and between Cerner Corporation (together with its subsidiaries and affiliates, “Cerner”) and Marc G. Naughton (“you” or “your” and, together with Cerner, the “parties”).
RECITALS
WHEREAS, you are currently, and have been since March 28, 2010, the Executive Vice President and Chief Financial Officer of Cerner and have been employed by Cerner since November 16, 1992;
WHEREAS, you entered into a Cerner Associate Employment Agreement with Cerner dated November 16, 1992 (your “EA”), as amended by the Cerner Executive Severance Agreement dated September 11, 2017 (your “Severance Agreement” and together with your EA, your “Employment Agreement”), and a Mutual Arbitration Agreement with Cerner dated December 6, 2015 (your “Arbitration Agreement”);
WHEREAS, you are departing from Cerner, and the parties have mutually agreed to the separation benefits described herein;
WHEREAS, your last day of employment for salary, cash awards under the Cerner Corporation 2018 Performance Compensation Plan (“CPP”), benefits, regular equity vesting and transition purposes will be March 31, 2021; and
WHEREAS, in consideration for the separation payments and acceleration of the vesting of outstanding equity-based compensation awards described herein, and other good and valuable consideration, the receipt and sufficiency of which you and Cerner hereby acknowledge, you agree to the terms contained herein and, as described below, agree to release Cerner and the Cerner Released Parties (as defined in this Separation Agreement) from matters arising out of or related to your employment with Cerner.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.SEPARATION BENEFITS. Subject to your acceptance and timely return of this Separation Agreement to Cerner, without revocation, Cerner agrees to the following:
A.    Your last day of employment for salary, CPP, benefits, reimbursement of expenses, regular equity vesting and transition purposes will be March 31, 2021, and Cerner will continue to pay your salary through March 31, 2021 on Cerner’s regular paydays.
B.    Cerner will provide you with separation payments of $_____, less applicable deductions required by law, on a biweekly basis on Cerner’s regular paydays during the twenty-four (24) month period following March 31, 2021, commencing on the first regular payday after the Effective Date, which is expected to be April 16, 2021. Such biweekly separation payments are based upon (i) your current annual base salary ($620,000); (ii) the average of the annual cash bonus you received for fiscal years 2018, 2019 and 2020; plus (iii) the difference between the monthly COBRA continuation premium for you and your partner, spouse or dependents under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage.
C.    As of the Effective Date of this Separation Agreement, Cerner will, with respect to each of your outstanding equity awards granted by Cerner to you prior to October 28, 2020 pursuant to an equity compensation plan approved by Cerner's shareholders and relating to Cerner common stock (each a “Cerner Equity Award”) (i) fully vest each Cerner Equity Award that is an outstanding unvested stock option (and you shall have the earlier of one year from the Effective Date and the balance of the original option term to exercise such option); (ii) fully vest each Cerner Equity Award that is an outstanding unvested time-based Restricted Stock Unit (“RSU”); and (iii) fully vest each Cerner Equity Award that is an outstanding unvested Performance-based Restricted Stock Unit (“PSU”), assuming a 100% of target level of achievement. Each of the grant instruments for any Cerner Equity Award the vesting or exercise of which is adjusted by this Paragraph 1.C. is hereby deemed amended as of the Effective Date of this Separation Agreement.
2.In the event of your death before the completion of the payout of any of the benefits described in Paragraph 1, Cerner will pay the remaining benefits described in Paragraph 1 in a lump sum to your designated Beneficiary separately communicated to Cerner provided that Beneficiary completes and delivers a Form W-9 to Cerner. You may revoke or change this Beneficiary designation at any time by delivering to Cerner a written document signed by you with the attestation of a notary stating that you are revoking or changing the designation, provided that such document is delivered while you are still alive and of sound mind. If your designated Beneficiary does not survive you or if your deaths are simultaneous, this paragraph and designation shall be void and of no effect, and any payments due under Paragraph 1 shall be made to your estate.
3.YOUR RELEASE OF CLAIMS. On behalf of yourself and your successors, assigns, agents, heirs and descendants, you hereby acquit, release and forever discharge Cerner and its affiliates and subsidiaries, and all of their successors, assigns, officers, directors, agents, servants, employees, shareholders, fiduciaries, attorneys and representatives, whether past or present for all of the foregoing (collectively, the “Cerner Released Parties”) from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action, whether known or unknown, fixed or contingent, accrued or to accrue, direct or indirect, and whether at law or in equity, which you may have against the Cerner Released Parties, including, but not limited to, those arising out of or by reason of your employment by Cerner, or with respect to your departure from employment with Cerner and/or its subsidiaries, or with respect to claims for expenses, salary, incentive payments or equity grants against Cerner.
Without in any way limiting the generality of the foregoing, you acknowledge and agree that you are hereby releasing and discharging Cerner and all other Cerner Released Parties from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action that may be asserted under any local, state, federal, statutory or common law relating to discrimination in employment including, without limitation, discrimination relating to race, ethnicity, religion, sex, pregnancy, disability, equal pay, age, veteran status, national origin, creed, color, and retaliation, and including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, Family and Medical Leave Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Employee Retirement Income Security Act (“ERISA”), Workmen’s Compensation laws, Consolidated Omnibus Budget Reconciliation Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Rehabilitation Act, veterans’ laws, all federal, state and local laws related to libel, slander, defamation, invasion of privacy, breach of contract, outrageous conduct, intentional or negligent infliction of emotional distress, respondent superior, negligent hiring or retention, and all other laws and ordinances which are meant to protect workers in their employment relationships and under which you might have rights and claims.
A.    Includes Release of ADEA Claims. You understand and agree that you are releasing Cerner and all other Cerner Released Parties from all rights and claims of discrimination relating to age, including all rights and claims under the Age Discrimination in Employment Act of 1967, as amended (hereinafter referred to as “ADEA”).
B.    Nothing in this Separation Agreement is intended to, or shall, interfere with your rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Separation Agreement. You shall not, however, be entitled to any relief, recovery, or monies in connection with any such action or investigation brought against Cerner, regardless of who filed or initiated any such complaint, charge, or proceeding. Nothing in this Separation Agreement is intended to, or shall, interfere with your right to file a claim for unemployment benefits (if any), or to file a claim asserting any causes of action which by law you may not legally waive.
C.    Nothing in this Separation Agreement is intended to, or shall, interfere with (1) your rights to indemnification under Cerner’s bylaws (and Cerner agrees to keep in force sufficient directors and officers insurance to protect you against such potential liabilities for a period of three years from the Effective Date); (2) your rights to vested ERISA benefits; and (3) your rights under this Separation Agreement.
4.CERNER’S RELEASE OF CLAIMS. Cerner, its affiliates and subsidiaries and all of their successors and assigns (collectively, the “Cerner Parties”) hereby acquit, release and forever discharge you and your successors, assigns, agents, heirs and descendants, from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action that have accrued as of and are known to Cerner on your termination date, whether direct or indirect and whether at law or in equity, which the Cerner Parties may have against you arising out of your employment with Cerner. The Cerner Parties’ release of claims does apply to any and all employment claims brought by Cerner associates or third parties, whether known or unknown to Cerner on your termination date. The Cerner Parties’ release of claims does not apply to claims related to the enforcement of or your failure to comply with this Separation Agreement or your violation of your noncompetition, confidentiality, and non-solicitation obligations.
5.RETURN OF CERNER PROPERTY. You acknowledge that you will return all Cerner-issued equipment, including, but not limited to, your security card/office key to the building(s) upon your March 31, 2021 termination date. Cerner agrees you will not be required to return your laptop, ipad and cell phone and you may retain those devices as personal property after your March 31, 2021 termination date; however, you agree that you will first work with Cerner to ensure that corporate data is appropriately transferred to Cerner information systems and wiped from the devices and to allow Cerner to preserve potentially relevant data for any pending legal matters. You further acknowledge and agree that you will return all other Cerner property, manuals or other intellectual property, confidential information or materials containing trade secrets of Cerner in your possession and that no copies thereof will be retained by you or on your behalf by any third party after your March 31, 2021 termination date.
6.OBLIGATIONS WITH RESPECT TO CONFIDENTIALITY. You acknowledge and agree that all confidentiality obligations and covenants set forth in your Employment Agreement or any other employment agreement that you signed at the time of or during your employment by Cerner or any of its subsidiaries shall continue in full force and effect.
Nothing in this Separation Agreement shall (i) prohibit you from disclosing confidential information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation, including 18 USC 1833, or (ii) require notification or prior approval by Cerner of any reporting described in clause (i); provided, however, that any such disclosures must be made in accordance with the applicable law or regulation and in a manner that limits, to the furthest extent possible, disclosure of confidential information.
7.NON-SOLICITATION. In consideration for the separation payments to be provided under this Separation Agreement, you agree, subject to applicable state law, that for a period of two (2) years following the termination of your employment, you will not, directly or indirectly, on behalf of yourself or on behalf of any other person, entity, or organization, solicit for employment (i) any Cerner associate, or (ii) any employee of a Cerner client company with whom you have had personal interaction within the one year prior to your separation date. For purposes of this Paragraph 7, “solicit” means that you will not affirmatively initiate communications with (i) any Cerner associate, or (ii) any employee of a Cerner client company with whom you have had personal interaction within the one year prior to your separation date, for the purpose of inviting such associate or employee to apply for or consider employment with another person, entity, or organization. For the avoidance of doubt, this provision shall in no way prohibit job postings of general applicability, provided that they are not specifically targeted at (i) employees of Cerner, or (ii) employees of a Cerner client company with whom you have had personal interaction within the one year prior to your separation date (or from hiring an individual via such a job posting). You further agree that the obligations set forth herein are in lieu of the non-solicit obligation in your Employment Agreement
8.    COOPERATION. You agree that you will cooperate with Cerner in a professional manner in the transition of your job duties, and in the defense of any legal matters about which you have material knowledge.
9.    CONSIDERATION PERIOD. You acknowledge that you have twenty-one (21) days from the date you received this Separation Agreement in which to consider it, although you may sign this Separation Agreement earlier than 21 days if you so choose. You further understand that you have the right to revoke this Separation Agreement by delivering written notice to Cerner during the seven-day period after you sign it. This Separation Agreement shall become effective after the seven-day revocation period has expired assuming you do not revoke it, but in no event earlier than April 8, 2021 (the “Effective Date”).
10.    NO FURTHER PAYMENTS. You agree that your employment will terminate effective March 31, 2021, and that, after that date, Cerner will owe no additional compensation to you other than: (i) your final paycheck covering the period through March 31, 2021, (ii) any performance-based cash incentive compensation earned but not yet paid as of March 31, 2021 (including, the Q1 2021 CPP bonus as described in Paragraph 10.B., below), and (iii) the separation benefits described in Paragraph 1.
A.    You agree that amounts paid pursuant to this Separation Agreement shall be in full and final satisfaction of any amounts or other benefits that could be owed to you under any other agreement you may have entered into with Cerner or, except as required by law or specifically provided herein, any other Cerner benefit plan or arrangement, including but not limited to your Employment Agreement (including Paragraph 8 of that Employment Agreement), the Enhanced Severance Pay Plan or the Business Optimization Severance Pay Plan.
B.    You will remain eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan (“CPP”) through the last day of the first fiscal quarter of 2021. Calculations and payments under the CPP for Q1 2021 shall be governed by the CPP and based on the actual CPP metrics achieved or not achieved in such first quarter. Any earned amounts will be paid to you in accordance with Cerner’s regular CPP payment schedule. You acknowledge that you are not eligible for and will not receive any further payments under the CPP after Q1 2021.
11.    Forfeiture and Reimbursement. By signing this Separation Agreement, you agree that the promises you have made in it are of a special nature and that any material breach or material violation by you of the terms of this Separation Agreement will result in immediate and irreparable harm to Cerner. If you are found by a Court or Arbitrator to have committed a material breach of any confidentiality, non-competition, non-solicitation or other material provision in this Separation Agreement or your Employment Agreement, (i) Cerner’s obligation, if applicable, to deliver separation payments and benefits to you under this Separation Agreement will cease immediately, (ii) you will be obligated to reimburse Cerner for all separation payments already made to you under Paragraph 1.B., (iii) any outstanding Cerner Equity Award held by you will immediately be forfeited notwithstanding any contrary term or condition in any underlying grant instrument, and (iv) you will be obligated to return to Cerner all shares of Cerner common stock (or the proceeds from the sale of such shares if such shares have been sold) received by you under, or as a result of your exercise of, a Cerner Equity Award which was subject to accelerated vesting in accordance with Paragraph 1.C. Cerner will also be entitled to all other legal and equitable remedies available to it by law.
12.    NONADMISSION OF LIABILITY. You understand and agree that neither this Separation Agreement nor any action taken hereunder is to be construed as an admission of liability by Cerner or any of the Cerner Released Parties.
13.    VOLUNTARY EXECUTION. You acknowledge that you have read this Separation Agreement in its entirety, that you understand its contents, and that you have executed it voluntarily. You further acknowledge that you have consulted with your attorney prior to signing this Separation Agreement.
14.    COMPLIANCE WITH SECTION 409A. Notwithstanding any other provision of this Separation Agreement, all payments provided hereunder shall be made in a manner that is intended to comply with Section 409A or an applicable exemption thereto, including the separation pay and short-term deferral exceptions. Any payment provided under this Separation Agreement which is required to be delayed for six months following your separation from service and on account of you being a “specified employee” of Cerner shall be so delayed. For purposes of Section 409A, each installment payment provided under this Separation Agreement shall be treated as a separate payment. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Separation Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.
15.    NOTICE. All notices, requests, demands and other communications hereunder shall be deemed duly given if delivered by hand or if mailed by certified or registered mail or sent by express courier with postage or charges prepaid as follows:
If to Cerner:
Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO 64117-2551
Attn: Chief Executive Officer
With copy to: Chief Legal Officer

If to you:

    At the address on file with Cerner’s HR department

or to any other address as either party may provide to the other in writing by notice given in accordance with this paragraph.
16.    NOTICE TO SUBSEQUENT EMPLOYER. You agree to inform any potential new employer, prior to accepting such employment, of the existence of the non-competition, non-solicitation and confidentiality provisions contained in this Separation Agreement and your Employment Agreement.
17.    GOVERNING LAW. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Missouri to the extent not governed or preempted by federal law.
18.    SEVERABILITY. If any provision of this Separation Agreement is held to be unenforceable, this Separation Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision—and the rest of this Separation Agreement—valid and enforceable. If an arbitrator (or court) declines to amend this Separation Agreement as provided in this paragraph, the invalidity or unenforceability of any provision of this Separation Agreement will not affect the validity or enforceability of the remaining provisions, which must be enforced as if the offending provision had not been included in this Separation Agreement.
19.    COMPLETE AGREEMENT. This Separation Agreement constitutes the full, complete and entire agreement of the parties related to the separation benefits to which you are entitled. Without limitation, the separation benefits and payments under this Separation Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, the Cerner Enhanced Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you. However, the parties agree that your Employment Agreement (excluding any right you have to any severance payment or severance benefit thereunder), otherwise remains in full force and effect. For the avoidance of doubt, your Arbitration Agreement shall survive this Separation Agreement. In making this Separation Agreement, the parties rely wholly upon their own judgment, belief and knowledge and the advice of their respective counsel. All executed copies, whether signed in counterparts or otherwise, or duplicate originals, are equally admissible in evidence.

This Separation Agreement is executed as of this 31st day of March 2021.

____________________________________
Marc G. Naughton

Cerner Corporation

By: ________________________________
    D. Brent Shafer
Executive Vice President and Chief Executive Officer